Exhibit 99(j)

Anchin, Block & Anchin, LLP

Accountants and Advisors

1375 Broadway, New York, NY 10018

(212) 840-3456

www.anchin.com

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of The Lazard Funds, Inc. Post-Effective Amendment No. 48 to Registration Statement on Form N-1A of our report dated February 25, 2008, relating to the financial statements and financial highlights of The Lazard Funds, Inc.

We also consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ ANCHIN, BLOCK & ANCHIN LLP

September 24, 2008